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                                                                  Exhibit 99.2

                                    GUARANTY

               THIS GUARANTY, dated as of May 24, 2002 (together with any amendments or supplements hereto, this "Guaranty"), by STEELCASE INC., a Michigan corporation (the "Guarantor"), in favor of General Electric Capital Corporation, a Delaware corporation ("Purchaser").

                              W I T N E S S E T H:

               WHEREAS, Steelcase Financial Services Inc., a Michigan corporation and a wholly-owned subsidiary of the Guarantor (together with its successors and permitted assigns, the "Seller"), is entering into that certain Asset Purchase Agreement dated as of May 24, 2002 (the "Asset Purchase Agreement"), between Purchaser and Seller; and

               WHEREAS, it is a condition precedent to the obligations of Purchaser to consummate the transactions contemplated by the Asset Purchase Agreement that the Guarantor execute and deliver this Guaranty.

               NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor does hereby covenant and agree with Purchaser and Seller from and after the execution and delivery of the Asset Purchase Agreement as follows (capitalized terms used herein (including those used in the foregoing preamble and recitals) and not otherwise defined herein have the meanings ascribed to them in the Asset Purchase Agreement):

                                   ARTICLE I

                 REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR

               Section 1.1 Representations and Warranties of the Guarantor. The Guarantor hereby represents and warrants to Purchaser that, as of the date hereof:

               (1) The Guarantor is duly organized, validly existing and in good standing (or its equivalent) under the Laws of its jurisdiction of incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be in good standing would not have a Guarantor Material Adverse Effect (as defined herein). As used in this Guaranty, "Guarantor Material Adverse Effect" means any material adverse change or material adverse effect (i) in or on the business, financial condition or operations of the Guarantor or (ii) which would materially hinder, impair or delay the Guarantor's ability to consummate and perform the transactions contemplated by this Guaranty; provided, however, that, changes and effects that are generally applicable to (A) the industries and markets in which the Guarantor operates or (B) the United States and global economies shall in each case be excluded from the determination of Guarantor Material Adverse Effect so long as the changes and effects in (A) and (B) do not adversely affect the Guarantor disproportionately.

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               (2) The Guarantor has full corporate power and authority to execute and deliver this Guaranty and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Guarantor of this Guaranty and the consummation of the transactions contemplated hereby have been duly authorized by the Guarantor and no other corporate proceedings on the part of the Guarantor are necessary to authorize the execution, delivery and performance by the Guarantor of this Guaranty and the consummation of the transactions contemplated hereby.

               (3) This Guaranty has been duly executed and delivered by the Guarantor and (assuming due and valid authorization, execution and delivery hereof by Purchaser) is a valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               (4) Neither the execution, delivery or performance by the Guarantor of this Guaranty nor the consummation by the Guarantor of the transactions contemplated hereby will (i) violate any provision of the articles of incorporation or by-laws of the Guarantor; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Guarantor is a party or by which the Guarantor or any of its properties or assets may be bound (or give rise to any right of termination, cancellation or acceleration); (iii) violate any Law applicable to the Guarantor or any of its properties or assets or (iv) require on the part of the Guarantor any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except in the case of clauses (ii), (iii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, would not have a Guarantor Material Adverse Effect.

               (5) The Guarantor owns, directly or indirectly, 100% of the equity interests in Seller.

                                   ARTICLE II

                            GUARANTEE OF OBLIGATIONS

               Section 2.1 Guarantee of Obligations. The Guarantor hereby guarantees to Purchaser, as primary obligor and not as surety, the full and prompt payment when due, whether at the stated payment date thereof, by acceleration or otherwise, of all payment obligations of Seller under the Asset Purchase Agreement and the agreements related thereto, including without limitation the Intercreditor Agreement and the Lease Services Agreement, owed to Purchaser strictly in accordance with the terms thereof, however created, arising or evidenced, whether

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direct or indirect, primary or secondary, absolute or contingent, joint or several, and whether now or hereafter existing or due or to become due (such payment obligations, the "Guaranteed Obligations"). This guarantee is an absolute, unconditional, irrevocable, present and continuing guarantee of payment and not of collectability.

               Section 2.2 Nature of Guarantee. The obligations, covenants, agreements and duties of the Guarantor hereunder are absolute, unconditional and irrevocable under all circumstances and shall remain in full force and effect until the Guaranteed Obligations are finally, indefeasibly and unconditionally paid in full in accordance with the terms of the Asset Purchase Agreement and the agreements related thereto, and, to the maximum extent permitted by applicable law, shall in no way be affected or impaired by reason of the happening from time to time of any other event, including, without limitation, the following, whether or not any such event shall have occurred without notice to or the consent of the Guarantor:

                    (a) the waiver, compromise, settlement, termination or other release of the performance or observance by the Guarantor or Seller of any or all of their respective agreements, covenants, terms or conditions contained in this Guaranty (other than Section 2.1 hereof) or the Asset Purchase Agreement and the agreements related thereto;

                    (b) any failure, omission, delay or lack on the part of Purchaser to enforce, assert or exercise any right, power or remedy conferred on Purchaser in the Asset Purchase Agreement and the agreements related thereto or this Guaranty;

                    (c) the modification or amendment of any obligation, covenant or agreement of Seller set forth in the Asset Purchase Agreement and the agreements related thereto;

                    (d) the voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the assets, marshalling of assets and liabilities, receivership, conservatorship, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceedings affecting Seller or any of its assets;

                    (e) any failure of the Guarantor or Seller to perform and observe any agreement or covenant, or to discharge any duty or obligation, arising out of or connected with this Guaranty or the Asset Purchase Agreement or any of the agreements related thereto; or

                    (f) any other circumstance (other than payment in full of the Guaranteed Obligations) that might otherwise constitute a legal or equitable defense or discharge of a guarantor or surety with respect to any Guaranteed Obligation.

               Section 2.3 Waivers by the Guarantor. The Guarantor waives notice of the acceptance of and reliance on this Guaranty by Purchaser, and the Guarantor also waives presentment, demand for payment, protest and notice of nonpayment or dishonor and all other

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notices and demands whatsoever. The Guarantor further waives any right it may have to (a) require Purchaser to proceed against Seller, or (b) require Purchaser to pursue any other remedy within the power of Purchaser, and the Guarantor agrees that all of its obligations under this Guaranty are independent of the Guaranteed Obligations and that a separate action may be brought against the Guarantor whether or not an action is commenced against Seller under the Asset Purchase Agreement.

               Section 2.4 Subrogation of the Guarantor; Subordination. Notwithstanding any payment or payments made by the Guarantor, the Guarantor shall not be subrogated to any rights of Purchaser against Seller until all of the Guaranteed Obligations then due shall have been finally, indefeasibly and unconditionally paid in full. Any claim of the Guarantor against Seller arising from payments made by the Guarantor by reason of this Guaranty shall be in all respects subordinated to the final, indefeasible, unconditional, full and complete payment or discharge of all of the Guaranteed Obligations, and no payment by the Guarantor shall give rise to any claim of the Guarantor against Purchaser.

               Section 2.5 Reinstatement. This Guaranty shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment, or any part thereof, made by or on behalf of Seller of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by Purchaser for any reason whatsoever, whether upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Seller or any substantial part of its property, or otherwise, all as though such payments had not been made.

               Section 2.6 Place and Manner of Payments. All payments to be made by the Guarantor under this Guaranty to Purchaser shall be paid to Purchaser at the address provided for on the signature page of this Guaranty or, if no address, at the address and to the account specified in the notice demanding payment by the Guarantor.

                                  ARTICLE III

                              DEFAULT AND REMEDIES

               Section 3.1 Enforcement Provisions. Purchaser shall have the right, power and authority to do all things, including instituting or appearing in any suit or proceeding, not inconsistent with the express provisions of the Asset Purchase Agreement and the agreements related thereto or this Guaranty, which it may reasonably deem necessary or advisable to enforce the provisions of this Guaranty and protect the interests of Purchaser. Each and every default in the payment of the Guaranteed Obligations shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.

               Section 3.2 No Remedy Exclusive. No remedy conferred upon or reserved to Purchaser herein is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Guaranty or now or hereafter existing at law or in equity.

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               Section 3.3  No Waiver of Rights. No delay in exercising or omission to exercise any right or power accruing upon any default, omission or failure of payment hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

                                   ARTICLE IV

                                     GENERAL

               Section 4.1 Entire Agreement; Third Party Beneficiaries. This Guaranty (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as expressly provided herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

               Section 4.2 Headings. Headings of the articles and sections of this Guaranty are for convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

               Section 4.3 Governing Law. This Guaranty shall be governed and construed in accordance with the laws of the State of New York applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

               Section 4.4 Jurisdiction. Each of the parties hereto hereby expressly and irrevocably submits to the non-exclusive personal jurisdiction of the United States District Court for the Southern District of New York and to the jurisdiction of any other competent court of the State of New York.

               Section 4.5 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 4.4 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 4.8 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

               Section 4.6 Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS GUARANTY OR ANY EXHIBIT OR OTHER ATTACHMENT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS GUARANTY.

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               Section 4.7 Further Assurances. The Guarantor will execute and deliver all such instruments and take all such actions as Purchaser may from time to time reasonably request in order fully to effectuate the purposes of this Guaranty.

               Section 4.8 Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given and become effective (a) when delivered by hand or by Federal Express or a similar overnight courier to, or (b) when successfully transmitted by telecopier to, the party for whom intended, at the address or telecopier number for such party set forth beneath their signatures hereto (or at such other address or telecopier number for a party as shall be specified by like notice, provided, however, that any notice of change of address or telecopier number shall be effective only upon receipt).

               Definitions.
               -----------

               Term                                   Section
               ----                                   -------
               Asset Purchase Agreement               Recitals
               Guaranteed Obligations                 (S)2.1
               Guarantor                              Preamble
               Guaranty                               Preamble
               Material Adverse Effect                (S)1.1
               Purchaser                              Preamble
               Seller                                 Recitals

               Section 4.9 Counterparts. This Guaranty may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

               Section 4.10 Severability. If any term, provision, covenant or restriction of this Guaranty is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Guaranty shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

               Section 4.11 Amendment and Modification. Subject to applicable law, this Guaranty may be amended, modified and supplemented in any and all respects only by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein.

               Section 4.12 Assignment. Neither this Guaranty nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, provided, that Purchaser may assign this Guaranty in connection with a permitted assignment of the Asset Purchase Agreement. Subject to the preceding sentence, this Guaranty will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

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                  IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed in its name and behalf and Purchaser has accepted the same, as of the date first above written.

                           STEELCASE INC.

                           By:__________________________________
                           Name:________________________________
                           Title:_______________________________

                           Steelcase Inc.
                           901 44th Street, S.E.
                           Grand Rapids, Michigan  49508
                           Telephone No.  (616) 246-9600
                           Telecopy No. (616) 698-7010
                           Attention:  Jon D. Botsford, Senior Vice
                                       President, Secretary and Chief Legal
                                       Officer

                           With a copy to:

                           Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive
                           Chicago, Illinois  60606
                           Telephone No. (312) 407-0700
                           Telecopy No. (312) 407-0411
                           Attention:  Seth E. Jacobson

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                            Acknowledged by:

                            General Electric Capital Corporation, as
                            Purchaser

                            By:_________________________________
                            Name:_______________________________
                            Title:______________________________

                            General Electric Capital Corporation,
                            Commercial Equipment Financing
                            44 Old Ridgebury Road
                            Danbury, CT 06810-5105
                            Telephone No. (203) 796-1028
                            Telecopy No. (203) 796-1313
                            Attention:  Business General Counsel
                            With a copy to:

                            Weil, Gotshal & Manges LLP
                            767 Fifth Avenue
                            New York, NY 10153
                            Telephone No. (212) 310-8000
                            Telecopy No. (212) 310-8007
                            Attention:  Paul R. Lovejoy